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                                                                      EXHIBIT 15



The Board of Directors
Banknorth Group, Inc.:

Re: Post Effective Amendment No. 1 on Form S-8 to Form S-4 (Reg. No. 333-68237) Registration Statement

With respect to the subject Post Effective Amendment No. 1 on Form S-8 to Form S-4 (Reg. No. 333-68237) Registration Statement filed by Banknorth Group, Inc. under the Securities Act of 1933, we acknowledge our awareness of the use therein of our reports dated April 17, 1998, July 17, 1998, and October 14, 1998 related to our reviews of consolidated interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of section 7 and 11 of the Act.

                                    /s/ KPMG LLP


Albany, New York
February 2, 1999